EXHIBIT 10.2 Release Agreement, effective as of February 9, 2021, by and between Eli Lilly and Company and Joshua L. Smiley

Release Agreement
This RELEASE AGREEMENT (“Agreement”) is entered into by and between Eli Lilly and Company (“Lilly”) and Joshua L. Smiley (“Executive”).

Agreement
In consideration of the mutual covenants and conditions set forth in this Agreement, Lilly and Executive agree as follows:
1.The parties have agreed that Executive will resign from his officer position with Lilly and assist in the transition of his duties to his successor, and desire to set forth certain mutual understandings related to such resignation and transition in this Agreement. By carrying out the terms of this Agreement, neither admits any wrongful action or any liability to the other.
2.As a result, Executive and Lilly agree that Executive will resign from his position as Senior Vice President and Chief Financial Officer as of February 9, 2021 (the “Transition Date”). Executive agrees that his resignation as of the Transition Date includes resignation from any officer or director positions at Lilly or any of its subsidiaries or affiliates, and agrees to deliver the resignation letter attached hereto as Exhibit A. Beginning on the Transition Date and continuing through July 31, 2021 (the “Transition Period”), Executive will provide advice and assistance related to transition matters as directed by Lilly’s Chief Executive Officer and/or his designee. During the Transition Period, Executive will be eligible to receive a biweekly base salary of $9,000.00, less all applicable taxes and withholdings, and remain eligible to participate in the benefit plans and programs for which he is eligible. On the day following the Transition Period (“the “Non-Compete Transition Date”) and continuing through July 31, 2022 (the “Separation Date” and such period, the “Non-Compete Period”), Executive and Lilly agree that Executive will no longer receive any compensation from Lilly. Executive acknowledges that during the Non-Compete Period, (i) he will remain available for consultation with his successor and Lilly’s Chief Executive Officer from time to time as may reasonably be requested related to matters with which he was responsible while an officer of Lilly, and (ii) he will comply with the restrictive covenants set forth in this

Agreement, including paragraphs 18, 20 and 21. During the Transition Period and the Non-Compete Period, Executive will remain an employee of Lilly, subject to compliance with the terms of this Agreement, and Lilly has the right to sever Executive’s employment at any time in its sole discretion without any additional liability to Executive (other than for accrued base pay through the date of termination and then-vested benefits under the applicable terms of Lilly benefit plans). Executive understands and agrees that he has no right or entitlement under The Lilly Severance Pay Plan or any other plan, program or arrangement to any severance benefit.
3.Executive acknowledges that he will not receive a bonus for calendar year 2020 or 2021 under the terms and conditions of The Eli Lilly and Company Bonus Plan (“Bonus Plan”).
4.Lilly agrees that so long as Executive timely signs and returns this Agreement to Lilly by no later than the deadline provided pursuant to paragraph 26 of this Agreement (and does not revoke it within the time period prescribed therein), Lilly agrees that Executive will receive 75% of his Shareholder Value Award for the period 2018-2020, less all applicable taxes and withholdings (the “Award Payout”), payable within seven (7) days following the expiration of the revocation period set forth in paragraph 26. Executive acknowledges and agrees that he is not entitled to the Award Payout or the other consideration set forth above other than as consideration for entering into this Agreement.
5.For the consideration stated in this Agreement, Executive (for himself, his heirs, successors, and assigns) hereby releases and forever discharges Lilly, its subsidiaries and affiliated companies and all of their present or former representatives, officers, employees, agents, directors, shareholders, predecessors, successors, purchasers, and assigns, or any other persons whom he may claim to be responsible for any alleged damages (the “Releasees”), to the fullest extent permitted by law, from any and all grievances, claims, liability, damages, demands, debts, obligations, actions and causes of action, of any nature whatsoever (including, but not limited to, all causes of action arising under worker’s compensation non-interference or non-retaliation statutes), whether based on statutory, tort, contract or other legal or equitable theory of recovery, which Executive may now have or has had, whether known or unknown, in any way arising out of or relating to Executive’s employment with Lilly, the terms and conditions of that employment or the cessation of such employment (collectively, “Released Claims”). Released Claims include, but are not limited to, all claims for compensation of any kind; all claims for reinstatement or other equitable relief; claims for fringe benefits; all claims to any right to accept or receive any award or portion of any award resulting from a settlement or judgment against Lilly arising out of any action brought by Executive or on his behalf, or on behalf of any government, including any right to recover, directly or indirectly, under the False Claims Act or similar state laws, and all claims arising out of or relating to federal or state fraud and abuse, reimbursement, price reporting, compliance with laws or regulations, and/or federal healthcare programs (collectively, “Healthcare Laws”) (other than those claims that cannot be released); or any other statutory or common law claim which could be brought by, on behalf of, or through Executive under any legal or equitable theory. Executive will not join or participate as a class representative or class member in any class action or collective action against the Releasees relating to any claims covered by this Agreement. By signing this Agreement, Executive does not, however, give up his charge-filing rights as described in paragraph 6 below or his right to report governmental actions as described in paragraph 7 below. Executive expressly acknowledges that his Released Claims also include, but are not limited to, release of the Releasees to the fullest extent permitted by law from any claim of failure to provide adequate notice of the termination of Executive’s employment; of race, color, or national origin discrimination; of disability discrimination; of sex discrimination, sexual harassment or other harassment; of retaliation; or of any other claim of employment discrimination under any laws prohibiting employment discrimination, including, but not limited to, The Worker Adjustment and Retraining Notification Act, Title VII of The Civil Rights Act of 1964, as amended, the Older Workers Benefit Protection Act, the Civil Rights Act of 1866, 42 U.S.C. § 1981, Executive Order 11246, The Americans With Disabilities Act, as amended, and the Family and Medical Leave Act, or based on other alleged unlawful practices under any federal, state or local statute, ordinance or regulation, including, without limitation, claims under the Employee Retirement Income Security Act and the Equal Pay Act. Executive hereby agrees and acknowledges that the Released Claims are not limited to matters which are known or have been disclosed, as of the date hereof, to him. In addition, Executive’s employment relationship with Lilly is covered by the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., as amended. By signing this Agreement, Executive waives any rights or claims against the Releasees, or any other persons whom he may claim to be responsible for any alleged damages that have arisen or may arise under the Age Discrimination in Employment Act on or before the date he signs this Agreement.
6.Executive understands and agrees that although by signing this Agreement and accepting the Award Payout as described above in paragraph 4 he does not waive his right to file an Equal Employment Opportunity Commission (“EEOC”) charge against Lilly, or to file a charge with any comparable state or local administrative agency, or to cooperate in an EEOC or agency investigation of any such charge, he does waive and release, to the fullest extent permitted by law, any and all entitlement to any form of personal relief arising from any such charge he has filed or may file in the future against Lilly related to his employment with Lilly. Executive understands that this waiver and release of personal relief would not affect the EEOC’s or state or local administrative agency’s ability to investigate such a charge or to pursue relief on behalf of other individuals. If Executive has filed such a charge prior to his signing of this Agreement, he agrees that he will, within two (2) business days of signing this Agreement, prepare, sign, and deliver to the EEOC or state or local administrative agency with which the charge is pending a letter that states as follows:
This letter is in regard to charge number ________ (“Charge”) which I have filed with this agency. This is to advise you that I have entered into an agreement, under which, in exchange for sufficient consideration, I have fully waived and released all claims to any personal relief, including any form of monetary relief, arising out of any claims related to my employment with Lilly through the date of my signing of the Agreement. This waiver and release includes any and all claims for personal relief related to the above-referenced Charge. I have also, again in exchange for sufficient consideration, fully waived and released all rights to file a lawsuit against Lilly in any court of law asserting claims arising out of my employment with Lilly, up through and including the date of my signing of the Agreement. These waivers and releases are effective to the fullest extent permitted by applicable law. I understand that this Agreement does not affect this agency’s ability to investigate the above-referenced Charge or to pursue relief on behalf of other individuals.
I entered into this Agreement with Lilly voluntarily and without coercion and with sufficient opportunity to consult an attorney for advice. Thank you for your assistance.
Executive further agrees to provide to Lilly a copy of the letter as signed and delivered.
7.Executive also understands and agrees that although by signing this Agreement and accepting the Award Payout as described above he does not waive his right to report actual or potential violations by Lilly to appropriate governmental authorities or employees or to cooperate in a governmental investigation of any such report, he does waive and release, to the fullest extent permitted by law, any and all entitlement to any form of personal relief arising from any such allegations he, or another party, have filed or may file in the future against Lilly related to any Healthcare Law.  Executive understands that this waiver and release of personal relief would not affect the governmental entity’s ability to investigate such a report or to pursue relief on behalf of others.  Executive is not aware of any actual or potential violations of any Healthcare Law by Lilly, its affiliates, employees or agents and is not a party to any governmental action involving Lilly.
8.Lilly agrees to pay Executive his gross monthly base salary (less all applicable taxes and withholdings) set forth in paragraph 2 through the Transition Period (“Final Pay”). In addition, Executive shall receive payment by no later than the first payroll period following the Transition Period for any 2021 vacation which he may have accrued but not used pursuant to The Eli Lilly and Company Holiday and Vacation Plan in effect during 2021. Likewise, if Executive used more vacation days than he accrued, the overpayment will be adjusted from his Final Pay.
9.The parties recognize that Executive has previously been awarded certain equity grants. Executive understands that, pursuant to the terms and conditions of the outstanding equity award(s) and action by the Lilly Compensation Committee, each such award, other than the Award Payout described above, will be forfeited as of the Transition Date.
10.Executive understands that he shall remain eligible as an active employee under The Eli Lilly and Company Health Plan and any other Lilly employee benefit plans and programs only through the Transition Period. Executive understands that coverage for him and any covered dependents under The Eli Lilly and Company Health Plan will be terminated as of the last day of the Transition Period. As will be explained more fully in the COBRA election notice and information he will receive, Executive and any of his covered dependents are eligible for continuation of coverage of dental, vision, and/or medical benefits pursuant to COBRA.
11.The parties recognize that Executive has accrued certain benefits under The Lilly Retirement Plan and that those benefits continue in full force and effect, subject to the terms of The Lilly Retirement Plan, and that nothing in this Agreement serves to modify the terms of such plan. Accordingly, Executive will receive any and all vested benefits to which he is entitled under The Lilly Retirement Plan, in accordance with the terms of such plan, and additional retirement benefits under The Lilly Excess Benefit Plan – Retirement (“Excess Retirement Plan”). Executive understands that he will be responsible for all required FICA taxes associated with his Excess Retirement Plan benefits and other applicable taxes. Additionally, Executive will receive any and all vested benefits to which he is entitled under The Lilly Employee 401(k) Plan, in accordance with the terms of such plan, and additional savings benefits under The Lilly Excess Savings Plan (“Excess Savings Plan”). Executive understands that any benefits provided through the Excess Retirement Plan will not begin sooner than age fifty-five consistent with Section 409A of the Internal Revenue Code and the terms of such plan. Executive also understands that any benefits provided through the Excess Savings Plan will be provided consistent with Section 409A of the Internal Revenue Code and the terms of such plan. All of the terms of the applicable benefit plans apply, except as otherwise required by applicable law.
12.Executive agrees that he is not entitled to reinstatement of active employment or reemployment with Lilly or any of its subsidiaries or related companies, he waives any such right or claim, and he agrees that he will not seek employment in the future with Lilly or any of its subsidiaries or related companies.
13.Except as provided herein, Lilly’s U.S. Human Resources component agrees to follow its standard practice in responding to inquiries from a third party (other than a government entity) about Executive’s employment at Lilly, which is to provide only dates of employment and last position held. Notwithstanding the foregoing, Lilly may make public disclosures related to Executive’s resignation as its chief financial officer as it deems appropriate in its sole discretion, which disclosures may include, without limitation, the following statement (or like statements):
On February 9, 2021, the Company also announced that Joshua L. Smiley, senior vice president and chief financial officer of the Company, informed the Company of his resignation from the Company. The Company was recently made aware of allegations of an inappropriate relationship between Mr. Smiley and a Lilly employee. Lilly immediately engaged external counsel to conduct a thorough, independent investigation. That investigation revealed consensual though inappropriate personal communications between Mr. Smiley and certain Lilly employees and behavior that Lilly leadership concluded exhibited poor judgment by Mr. Smiley. Lilly holds all employees accountable to its core values and strongly believes its executive officers carry an even higher burden in ensuring those values are upheld. Mr. Smiley did not meet that standard. For clarity, Mr. Smiley’s conduct in question was not related to financial controls, financial statements or any other business matters or judgments.

Executive understands and agrees that he will direct any employment verification inquiries concerning his employment at Lilly to Stephen F. Fry, Sr. Vice President, Human Resources and Diversity.

14.Executive agrees that he will not disparage or otherwise communicate any information damaging or potentially damaging to Lilly’s business or reputation to any third party, including without limitation the media, consultants, physicians, vendors, and any customers or others with whom Lilly has a business relationship. Notwithstanding the foregoing, nothing in this Agreement will prohibit or restrict Executive (or Executive’s attorney) from (i) making any disclosure of information required by law, including with respect to possible violations of law or providing truthful testimony if required to do so by court order or legal process, (ii) responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission (SEC) or the Financial Industry Regulatory Authority (FINRA), or participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental entity or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act, or (iii) accepting any whistleblower incentive awards from the SEC.
15.Executive agrees that he will, at any future time before or after the Separation Date, upon notice from Lilly that Lilly or its attorneys believe that his compliance would be helpful in the resolution of an investigation or the prosecution or defense of litigation, be available upon reasonable notice from Lilly and discussion with Executive as to reasonable time and day of the week, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities, with respect to matters concerning which he has or may have knowledge as a result of or in connection with his employment by Lilly. In performing Executive’s obligations under this paragraph to testify or otherwise provide information, Executive will honestly, truthfully, forthrightly, and completely provide the information requested. In addition, Executive hereby represents and warrants to Lilly that he has participated honestly, truthfully, forthrightly, and completely with respect to the investigation of his behavior conducted to date by Lilly and its counsel. Following the Separation Date, Lilly will pay Executive for the time he spends in activities described in this paragraph, at Lilly’s request, in one-half day or whole-day increments, at his final Lilly rate of pay, and it will pay all reasonable and necessary expenses that Executive incurs at Lilly’s request in performing those activities; however, nothing in this Agreement shall require Lilly to pay Executive for in-court testimony. Moreover, nothing in this paragraph

15 shall, however, obligate Executive to provide such cooperation to Lilly in connection with any EEOC or comparable state or local administrative agency charge filed against Lilly.
16.    Executive agrees to cooperate fully with Lilly in effecting a smooth transfer of responsibilities; to return to Lilly by the last day of the Transition Period all identification and credit cards, keys, telephones, computers, company-issued devices, mobile devices, USB devices (e.g., thumbdrives, hard-drives, etc.), or other equipment, and other things owned by Lilly and all documents, materials, records, or other things belonging to Lilly or containing Lilly’s property and/or confidential information, including such property and/or information on personal devices.
17.    Executive understands and acknowledges that the Award Payout and any other bonus payments and/or incentive awards previously received by Executive remain subject to recoupment by the Company pursuant to the terms of the Executive Compensation Recovery Policy for the period of time specified therein, and any recoupment consistent with the terms of the Executive Compensation Recovery Policy will not affect the validity of this Agreement or the release provided by Executive herein.
18.    Executive understands and acknowledges that given his role and position of trust with Lilly, and pursuant to the terms of his Employee Confidentiality and Invention Agreement, he has ongoing duties to Lilly, including duties to protect and not disclose Lilly’s confidential and proprietary information. Executive represents and acknowledges that all non-public financial information about Lilly and its products (both in market and in development products) is confidential and proprietary information subject to the terms of the Confidentiality and Invention Agreement and that Executive will not disclose such information to, discuss such information with, or use such information on behalf of, any third party, including any competitor, customer, supplier, or payor. Executive further represents and warrants to Lilly that he has not at any time before executing this Agreement disclosed any of the terms or conditions of compromise and settlement set forth in this Agreement to any person other than his attorney and his financial advisor (if any). Nothing in this Agreement shall prohibit or restrict Executive from participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing relevant and truthful information to, any court, governmental agency or legislative body, including but not limited to the IRS, any self-regulatory organization and/or pursuant to the Sarbanes-Oxley Act; provided that, to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, including this Agreement, Executive gives ten (10) days’ written notice to Lilly prior to responding to such subpoena, court order or other legal process so as to permit Lilly to protect its interests in confidentiality to the fullest extent possible. This notice requirement does not, however, apply to Executive’s non-waived rights related to his filing of or cooperation in the investigation of any charge of the type referenced in paragraph 7 of this Agreement, nor does it apply to his non-waived rights related to Executive’s rights to report governmental actions of the types referenced in paragraph 8 of this Agreement.
Executive agrees that in any communication he has other than with his attorney and financial advisor (if any) regarding his departure from Lilly, he shall state only that he resigned from Lilly unless that communication is in connection with his participation, cooperation, or testimony in any action, investigation, or proceeding with, or his provision of relevant and truthful information to any court, governmental agency or legislative body. These promises of confidentiality are material terms of this Agreement.
19.    Executive further agrees to indemnify Lilly to the fullest extent permitted by law from all claims, costs and expenses, including all attorneys’ fees, arising out of any misrepresentation made by him in this Agreement. In the event Executive personally sues Lilly based on any claim, complaint, action, injury or right of action for which he has released and agreed not to sue Lilly in this Agreement (other than a suit under the Age Discrimination in Employment Act), Executive agrees, to the fullest extent permitted by law, to pay all costs and attorneys’ fees incurred by Lilly in defending such lawsuit.
Nothing in this paragraph shall limit Executive’s charge-filing rights as described in paragraph 6 of this Agreement or Executive’s rights to report governmental actions as described in paragraph 7 of this Agreement, and Executive shall have no obligation to pay Lilly for costs or attorney’s fees incurred by Lilly in defending against an EEOC or state or local administrative agency charge filed by Executive against Lilly, or any report of actual or potential violations by Lilly, as long as Executive waives and releases any and all entitlement to any form of personal relief arising from any such charge or report as described in paragraphs 6 and 7 of this Agreement.
20.    During Executive’s employment with Lilly and for a period of twelve (12) months after the Separation Date, Executive will not, directly or indirectly: (a) solicit, recruit, hire, employ, engage or attempt to hire, employ or engage any person who is an employee of Lilly or any of its subsidiaries or affiliates; (b) assist any person or entity in the recruitment, hiring or engagement of any person who is an employee of Lilly or any of its subsidiaries or affiliates; (c) urge, induce or seek to induce any person to terminate his/her employment with Lilly or any of its subsidiaries or affiliates; or (d) advise, suggest to or recommend to any Competitive Business that it employ, engage or seek to employ or engage any person who is an employee of Lilly or any of its subsidiaries or affiliates. For purposes of this Agreement, “Competitive Business” means any entity that (1) competes with Lilly (including its subsidiaries and affiliates); or (2) develops, manufacturers, sells, offers or provides any products and/or services that are similar to and/or competitive with any products and/or services that Lilly or any of its subsidiaries or affiliates was developing, manufacturing, selling, offering or providing as of the time Executive’s employment with Lilly ended.
21.    During Executive’s employment with Lilly and for a period of twelve (12) months after the Non-Compete Transition Date, Executive agrees that he will not, directly or indirectly, provide any services (as an employee, advisor, consultant, or otherwise) in an executive or financial capacity, to any Competitive Business (or any owner of or investor of a Competitive Business, to the extent the services provided to such owner or investor relate to the Competitive Business). Executive agrees and acknowledges that this restriction is reasonable and necessary to protect Lilly’s trade secrets and confidential information because, if Executive were to violate the restriction, it would be highly likely, if not inevitable, that he would rely on Lilly’s confidential information in the course of his work, either consciously or subconsciously, harming Lilly.
22.    Executive acknowledges that a breach by Executive of paragraphs 18, 20 and 21 of this Agreement will give rise to irreparable injury to Lilly and money damages will not be adequate relief for such injury. As a result, Executive agrees that Lilly (including any third-party beneficiary) will be entitled to obtain equitable or injunctive relief without having to post any bond or other security to restrain or prohibit any such breach or threatened breach, in addition to any other remedies which may be available, including the recovery of monetary damages from Executive.

23.    This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana. The courts of the State of Indiana will have exclusive jurisdiction in relation to matters connected with or concerning this Agreement.
24.    If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected, and each term and provision of this Agreement shall be valid and able to be enforced to the fullest extent permitted by law.
25.    Executive acknowledges that he has contractual obligations pursuant to the Employee Confidentiality and Invention Agreement which he signed previously with Lilly and agrees that those obligations are not extinguished by this Agreement. Except as described herein, this Agreement, the Employee Confidentiality and Invention Agreement, and the exhibits attached hereto, contain the entire understanding between the parties relating to the subject matter hereof and may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both parties.
26.    Executive acknowledges that Lilly (i) provided him this Agreement on February 7, 2021; (ii) any revisions to this Agreement since originally provided to him are not material changes to this Agreement; (iii) has advised and advises him to consult an attorney prior to signing the Agreement; (iv) informed him that he could have until twenty-one (21) days from receipt to consider this Agreement; and (v) advised him that this Agreement shall not be effective or enforceable against him or Lilly if he revokes it in writing not later than seven (7) days after he signs it. If Executive decides to revoke the Agreement, then he must deliver written notice to Stephen F. Fry, Senior Vice President, Human Resources and Diversity, Eli Lilly and Company, Lilly Corporate Center, Indianapolis, Indiana 46285, within such seven (7) day period after signing. The other terms and conditions contained herein will not be enforceable by the parties hereto until the expiration of the seven (7) day period.

IN WITNESS WHEREOF, Lilly and Executive have executed this Agreement on this 8th day of February, 2021.

/s/ Joshua L. Smiley
Joshua L. Smiley

ELI LILLY AND COMPANY

By:     /s/ Stephen F. Fry
    Stephen F. Fry
    Sr. Vice President, Human Resources
    and Diversity
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